Exhibit 99.2

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2010	December 31, 2009
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$164,501	$128,632
Accounts receivable from patient services, net of allowance for uncollectible accounts of $11,903 and $12,462 at June 30, 2010 and December 31, 2009, respectively	102,984	110,593
Income taxes receivable	4,023	352
Deferred tax assets	10,219	10,235
Prepaid expenses and other current assets	5,770	6,017

Total current assets	287,497	255,829
Property and equipment, net of accumulated depreciation	19,064	20,700
Deferred loan costs, net	2,669	3,033
Long-term investments	—	12,425
Intangibles, net of accumulated amortization	19,155	19,251
Goodwill	192,390	191,766

Total assets	$520,775	$503,004

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,586	$4,016
Accrued compensation	27,675	31,729
Accrued nursing home costs	17,347	18,144
Accrued Medicare cap contractual adjustments	13,690	18,798
Income taxes payable	—	1,504
Other accrued expenses	44,681	42,683
Current maturities of long-term debt	33,340	38,675

Total current liabilities	140,319	155,549
Long-term debt, less current maturities	77,128	76,527
Deferred tax liability	15,261	15,171
Other liabilities	2,687	4,597
Commitments and contingencies	—	—
Equity:
Odyssey stockholders’ equity:
Common stock, $.001 par value: 75,000,000 shares authorized — 39,032,364 and 38,549,833 shares issued at June 30, 2010 and December 31, 2009, respectively	39	39
Additional paid-in capital	131,849	125,716
Retained earnings	221,808	194,431
Accumulated other comprehensive loss, net of income taxes	(763)	(1,481)
Treasury stock, at cost, 5,347,072 shares held at June 30, 2010 and December 31, 2009	(69,954)	(69,954)

Total Odyssey stockholders’ equity	282,979	248,751
Noncontrolling interests	2,401	2,409

Total equity	285,380	251,160

Total liabilities and equity	$520,775	$503,004

The accompanying notes are an integral part of these financial statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Net patient service revenue	$176,227	$170,295	$347,723	$337,827
Operating expenses:
Direct hospice care	98,032	99,444	194,433	197,899
General and administrative — hospice care	31,913	34,131	64,607	67,931
General and administrative — support center	19,110	16,841	34,911	32,646
Provision for uncollectible accounts	877	2,506	2,410	4,869
Depreciation	1,673	1,731	3,418	2,860
Amortization	38	70	96	141

Income from continuing operations before other income (expense)	24,584	15,572	47,848	31,481

Other income (expense):
Interest income	103	121	170	287
Interest expense	(1,434)	(1,606)	(2,872)	(3,491)

	(1,331)	(1,485)	(2,702)	(3,204)

Income from continuing operations before provision for income taxes	23,253	14,087	45,146	28,277
Provision for income taxes	8,975	5,065	17,090	10,347

Income from continuing operations	14,278	9,022	28,056	17,930
Loss from discontinued operations, net of income taxes	(71)	(422)	(197)	(475)

Net income	14,207	8,600	27,859	17,455
Less: Net income attributable to noncontrolling interests	229	81	482	217

Net income attributable to Odyssey stockholders	$13,978	$8,519	$27,377	$17,238

Income (loss) per common share:
Basic:
Continuing operations attributable to Odyssey stockholders	$0.42	$0.27	$0.82	$0.54
Discontinued operations attributable to Odyssey stockholders	—	(0.01)	—	(0.02)

Net income attributable to Odyssey stockholders	$0.42	$0.26	$0.82	$0.52

Diluted:
Continuing operations attributable to Odyssey stockholders	$0.41	$0.27	$0.81	$0.54
Discontinued operations attributable to Odyssey stockholders	—	(0.01)	(0.01)	(0.02)

Net income attributable to Odyssey stockholders	$0.41	$0.26	$0.80	$0.52

Weighted average shares outstanding:
Basic	33,624	32,905	33,485	32,853
Diluted	34,465	33,059	34,114	33,020
Amounts attributable to Odyssey stockholders:
Income from continuing operations, net of tax	14,049	8,941	27,574	17,713
Loss from discontinued operations, net of tax	(71)	(422)	(197)	(475)

Net income	$13,978	$8,519	$27,377	$17,238

The accompanying notes are an integral part of these financial statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Noncontrolling Interests	Total Stockholders’ Equity
	Shares	Amount
	(Amounts in thousands)
Balance at January 1, 2010	38,550	$39	$125,716	$194,431	$(1,481)	$(69,954)	$2,409	$251,160
Comprehensive income:
Net income	—	—	—	27,377	—	—	482	27,859
Unrealized gain on interest rate swaps, net of income taxes	—	—	—	—	355	—	—	355
Unrealized gain on auction rate securities, net of income taxes	—	—	—	—	363	—	—	363

Total comprehensive income, net of income taxes								28,577
Transactions between Odyssey and noncontrolling interests	—	—	—	—	—	—	(490)	(490)
Share-based compensation	307	—	3,357	—	—	—	—	3,357
Income tax benefit on share-based compensation	—	—	2,438	—	—	—	—	2,438
Shares redeemed for employee tax withholdings	—	—	(2,122)	—	—	—	—	(2,122)
Exercise of stock options	175	—	2,460	—	—	—	—	2,460

Balance at June 30, 2010	39,032	$39	$131,849	$221,808	$(763)	$(69,954)	$2,401	$285,380

The accompanying notes are an integral part of these financial statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2010	2009
	(In thousands)
Operating Activities:
Net income attributable to Odyssey stockholders	$27,377	$17,238
Adjustments to reconcile net income to net cash provided by operating activities and discontinued operations:
Loss from discontinued operations, net of income taxes	197	475
Net income attributable to noncontrolling interests	482	217
Loss on disposal of property and equipment	3	—
Depreciation and amortization	3,514	3,001
Amortization of deferred loan costs	364	364
Share-based compensation expense	3,357	2,455
Deferred income taxes	(321)	3,624
Provision for uncollectible accounts	2,410	4,869
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable from patient services	5,193	(3,414)
Prepaid expenses and other current assets	(3,590)	692
Accounts payable, accrued nursing home costs, accrued Medicare cap contractual adjustments and other accrued expenses	(13,421)	(7,991)

Net cash provided by operating activities and discontinued operations	25,565	21,530

Investing Activities:
Cash paid for acquisitions, net of cash acquired	(566)	(205)
Sales of auction rate securities	13,000	—
Purchases of property and equipment, net	(1,804)	(3,351)

Net cash provided by (used in) investing activities	10,630	(3,556)

Financing Activities:
Proceeds from exercise of stock options	2,460	43
Cash paid for partnership distributions	(490)	(148)
Tax benefit (expense) from share-based compensation	2,438	(8)
Payments on credit facility	(4,734)	(3,197)

Net cash used in financing activities	(326)	(3,310)

Net increase in cash and cash equivalents	35,869	14,664
Cash and cash equivalents, beginning of period	128,632	56,043

Cash and cash equivalents, end of period	$164,501	$70,707

The accompanying notes are an integral part of these financial statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Three and Six Months Ended June 30, 2010 and 2009

1. Description of Business

Odyssey HealthCare, Inc. and its subsidiaries (the “Company”) provide hospice care, with a goal of improving the quality of life of terminally ill patients and their families. Hospice services focus on palliative care for patients with life-limiting illnesses, which is care directed at managing pain and other discomforting symptoms and addressing the psychosocial and spiritual needs of patients and their families. The Company provides for all medical, psychosocial care and certain other support services related to the patient’s terminal illness.

The Company was incorporated on August 29, 1995 in the state of Delaware and, as of June 30, 2010, had 92 Medicare-certified hospice providers serving patients and their families in 30 states, with significant operations in Texas, California and Arizona.

2. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements of the Company. In the opinion of management, these financial statements reflect all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods presented in conformity with GAAP. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2010 and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed with the SEC on May 6, 2010. Interim results are not necessarily indicative of the results that may be expected for a full year or any other interim period.

The Company’s consolidated financial statements include the accounts and operations of the Company and its subsidiaries and noncontrolling interests in which it owns more than a 50 percent interest. All material balances and transactions between the consolidated entities have been eliminated. Noncontrolling interests, previously shown as minority interests, are reported below net income under the heading “Net income attributable to noncontrolling interests” in the consolidated statements of income and shown as a component of equity in the consolidated balance sheets.

Certain amounts reported in previous years have been reclassified to conform to the 2010 presentation. These reclassifications include the presentation of “income taxes payable” in the consolidated balance sheets and the presentation of “tax benefit from share-based compensation” in the consolidated statements of cash flows. In the period that a component of an entity has been disposed of or classified as held for sale, the results of operations for current and prior periods are reclassified in a single caption titled “discontinued operations.”

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management estimates include an allowance for uncollectible accounts, accrued compensation, accrued Medicare cap contractual allowances, other contractual allowances, accrued nursing home costs, accrued workers’ compensation, accrued patient care costs, accrued income taxes, accrued professional fees, accrued legal settlements, goodwill and intangible asset impairment and share-based compensation expense related to performance based awards. Actual results could differ from those estimates and such differences could be material.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure in the financial statements and has determined that no additional disclosures are necessary.

3. Merger with Gentiva Health Services, Inc.

On May 23, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), and GTO Acquisition Corp., a Delaware corporation wholly-owned by Gentiva (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a subsidiary wholly-owned by Gentiva (the “Merger”). Upon consummation of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.001 per share, will be converted into the right to receive $27.00 in cash, without interest and subject to any applicable withholding of taxes.

Consummation of the Merger was subject to customary conditions, including adoption of the Merger Agreement by the Company’s stockholders and the absence of legal restraints. Each party’s obligation to consummate the Merger was also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Merger Agreement, including, with respect to the Company, customary covenants regarding operation of the business of the Company prior to closing. The applicable 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 expired on July 6, 2010.

The Merger Agreement included a “go-shop” process during which the Company was permitted to encourage and solicit proposals for a competing transaction from third parties from May 23, 2010 through 11:59 p.m., Central time, on June 22, 2010. Odyssey conducted the “go-shop” process with the assistance of Goldman, Sachs & Co. (“Goldman”), the Company’s financial advisor, in connection with the Merger. During the “go-shop” period, Goldman held discussions on behalf of the Company with potential buyers but did not receive any alternative acquisition proposals.

The Merger Agreement contains certain termination rights for both the Company and Gentiva. The right of the Company to terminate the Merger Agreement to accept a superior proposal is subject to the right of Gentiva to match any such proposal and the payment of a termination fee to Gentiva of $28.9 million.

The parties have agreed that the Merger Agreement is subject to specific performance in the event of breach by any party.

The Company established Friday, July 2, 2010 as the record date for determining stockholders entitled to vote at the special meeting of stockholders which was held on Monday, August 9, 2010. At the special meeting, stockholders of record considered and voted upon a proposal (i) to approve the Merger and adopt the Merger Agreement and (ii) to adjourn the special meeting.

The Merger was consummated on August 17, 2010. On such date, each issued and outstanding share of Odyssey common stock was converted into the right to receive $27.00 in cash, without interest. The aggregate amount payable by Gentiva to holders of the Company’s common stock and holders of stock options and restricted stock units issued under the Company’s compensation plans was approximately $964 million. In addition, all amounts outstanding under the Company’s existing credit facility were repaid and the credit facility was terminated.

The Company incurred approximately $2.1 million in expenses during both the three and six month periods ended June 30, 2010, related to the proposed Merger, which are included in “general and administrative—support center” on the Company’s consolidated statements of income.

For further information related to the Merger, see the Company’s Definitive Proxy Statement on Schedule 14A as filed with the SEC on July 9, 2010. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement filed as an exhibit to the Company’s Form 8-K filing on May 24, 2010.

4. Recent Accounting Pronouncements

In June 2009, the FASB issued a new accounting pronouncement regarding variable interest entities (formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). This pronouncement, located under FASB ASC Topic 810, “Consolidation,” was issued to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. ASC Topic 810 requires an enterprise to perform an ongoing analysis to determine whether the enterprise has a controlling financial interest in a variable interest entity. The Company adopted this pronouncement effective beginning on January 1, 2010. The adoption of this pronouncement did not have any impact on the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” This update requires a number of new disclosures including disclosure of significant transfers in or out of Level 1 and Level 2 and the reasons for such transfers, an entity’s policy for determining when transfers between levels are recognized, the valuation techniques and inputs used in determining the fair value of assets or liabilities classified as Level 2 or Level 3 and requires the changes in Level 3 fair value measurements to be disclosed separately rather than net. In addition, this update seeks to improve transparency by requiring fair value measurement disclosures for each class of assets and liabilities. The Company adopted this pronouncement effective beginning on January 1, 2010. The adoption of this pronouncement did not have any impact on the Company’s financial statements as it contains only disclosure requirements.

5. Discontinued Operations

The Company conducts an ongoing strategic review of its hospice programs and evaluates whether to sell or close certain hospice programs based on this strategic review. No programs were held for sale as of June 30, 2010 or December 31, 2009.

During the second quarter of 2009, the Company recorded a pretax loss of approximately $0.6 million, which was a result of the writedown of assets from $2.1 million to $1.5 million for the Oklahoma City program, including the related inpatient unit. The Company completed the sale of the Oklahoma City program, including the related inpatient unit, on July 13, 2009. The Oklahoma City program and inpatient unit were located in the Company’s South Central region. Net proceeds from the sale were approximately $1.5 million. The $1.5 million received in net proceeds were paid to the Company’s lenders as a mandatory prepayment of principal under the Company’s credit agreement.

Net revenue and losses for these entities and the write-down of assets sold were included in the consolidated statement of operations as “Loss from discontinued operations, net of income taxes,” for all periods presented. The amounts are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net patient service revenue	$(10)	$1,053	$(72)	$2,122
Pre-tax loss from operations	$(115)	$(684)	$(320)	$(769)
Benefit for income taxes	44	262	123	294

Loss from discontinued operations, net of income taxes	$(71)	$(422)	$(197)	$(475)

Loss per diluted share	$—	$(0.01)	$(0.01)	$(0.02)

Loss from discontinued operations (net of income taxes) for the three and six months ended June 30, 2010, represent the extinguishment of an office lease and Medicare cap contractual adjustments related to programs that were discontinued during 2008 and 2007.

6. Equity Incentive Plans

On January 4, 2010, the Company issued grants related to 106,036 time-based restricted stock units (“RSUs”) to certain employees for $1.7 million, which represents the fair value of the awards based on the closing price of the stock of $15.82 per share on the date of grant, which was January 4, 2010. This amount is being recognized as share-based compensation expense on a straight-line basis over the four-year period following the date of grant, which is based on the four-year vesting schedule applicable to the grant.

On January 4, 2010, the Company granted incentive-based RSUs to certain employees. The total number and vesting of the incentive-based RSUs eligible for each award recipient is based upon the Company attaining certain specified earnings per share (“EPS”) from continuing operations targets for 2010. Provided the award recipient remains an employee continuously from the date of grant through the applicable vesting date, one-fourth of the incentive-based RSUs eligible for vesting for each award recipient, based on the satisfaction of the applicable EPS target, will vest on the date the Compensation Committee certifies that the EPS target for 2010 has been met. The remaining three-fourths of the incentive-based RSUs eligible for vesting for each award recipient, based on the satisfaction of the applicable EPS target, will vest in three equal, annual installments beginning on January 4, 2012. As of June 30, 2010, the Company determined that it was probable that 318,108 of the incentive-based RSUs will be earned and eligible to vest based on a certain EPS target. The fair value of these incentive-based RSUs is $5.0 million, which represents the closing price of the stock of $15.82 per share on the date of grant, which was January 4, 2010. This amount is being recognized as share-based compensation expense on a straight-line basis over the four-year period following the date of grant, which is in accordance with the four-year vesting schedule applicable to the grant.

On February 10, 2010, the Company issued grants related to 26,550 time-based RSUs to certain employees for $0.4 million, which represents the fair value of the awards based on the closing price of the stock of $15.13 per share on the date of grant, which was February 10, 2010. This amount is being recognized as share-based compensation expense on a straight-line basis over the four-year period following the date of grant, which is based on the four-year vesting schedule applicable to the grant.

On February 10, 2010, the Company granted incentive-based RSUs to certain employees. The total number and vesting of the incentive-based RSUs eligible for each award recipient is based upon the Company attaining certain specified EPS from continuing operations targets for 2010, earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets or other individual performance targets for 2010. Provided the award recipient remains an employee continuously from the date of grant through the applicable vesting date, one-fourth of the incentive-based RSUs eligible for vesting for each award recipient, based on the satisfaction of the applicable performance target, will vest on the date the Company’s Chief Executive Officer and Chief Financial Officer certify that the applicable targets for 2010 have been met. The remaining three-fourths of the incentive-based RSUs eligible for vesting for each award recipient, based on the satisfaction of the applicable performance target, will vest in three equal, annual installments beginning on February 10, 2012. As of June 30, 2010, the Company determined that it was probable that 53,100 of the incentive-based RSUs will be earned and eligible to vest based on certain performance targets. The fair value of these incentive-based RSUs is $0.8 million, which represents the closing price of the stock of $15.13 per share on the date of grant. This amount is being recognized as share-based compensation expense on a straight-line basis over the four-year period following the date of grant, which is in accordance with the four-year vesting schedule applicable to the grant.

On April 15, 2010, the Company issued grants related to 45,000 time-based RSUs to certain employees for $0.9 million, which represents the fair value of the awards based on the closing price of the stock of $19.13 per share on the date of grant, which was April 15, 2010. This amount is being recognized as share-based compensation expense on a straight-line basis over the four-year period following the date of grant, which is based on the four-year vesting schedule applicable to the grant.

On May 7, 2010, the Company issued grants related to 20,800 time-based restricted stock awards (“RSAs”) to its non-employee directors for $0.4 million, which represents the fair value of the awards based on the closing price of the stock of $18.98 per share on the date of grant, which was May 7, 2010. This amount is being recognized as share-based compensation expense on a straight-line basis over the one-year period following the date of grant, which is based on the one-year vesting schedule applicable to the grant.

The Company recorded $1.8 million and $1.4 million in share-based compensation expense for the three months ended June 30, 2010 and 2009, respectively. Share-based compensation expense was $3.4 million and $2.5 million for the six months ended June 30, 2010 and 2009, respectively. The pending Merger had no impact on share-based compensation expense recorded during the three and six months ended June 30, 2010. Upon consummation of the Merger, all options, RSUs and RSAs would vest and be converted into the right to receive $27.00 in cash per share, without interest and subject to any applicable withholding of taxes.

7. Long-term Investments

During the second quarter of 2010, the Company successfully liquidated all of its tax exempt auction rate securities (“ARS”) at par for $13.0 million. At December 31, 2009, the Company had ARS with a fair-value totaling $12.4 million, which were classified as long-term investments on the Company’s consolidated balance sheet. To estimate the fair value of the ARS each quarter, the Company prepared a discounted cash flow analysis which is based on an income approach. At the liquidation date, the Company increased the value of the ARS by $0.6 million (before taxes) to bring the fair value back up to the par value. For further discussion on this valuation methodology and the inputs used, see note “13. Fair Value of Financial Instruments.” Changes in the fair value of the ARS are recognized, net of tax, in accumulated other comprehensive income (loss). See note “14. Comprehensive Income.”

8. Earnings Per Share

The following table presents the calculation of basic and diluted net income attributable to Odyssey stockholders per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Numerator for net income per share
Income from continuing operations	$14,278	$9,022	$28,056	$17,930
Loss from discontinued operations, net of income taxes	(71)	(422)	(197)	(475)
Less: net income attributable to noncontrolling interests	229	81	482	217

Net income attributable to Odyssey stockholders	$13,978	$8,519	$27,377	$17,238

Denominator:
Weighted average common shares outstanding—basic	33,624	32,905	33,485	32,853
Effect of dilutive securities:
Employee stock options and unvested restricted stock awards	841	154	629	167

Weighted average common shares outstanding—diluted	34,465	33,059	34,114	33,020

Income (loss) per common share:
Basic:
Continuing operations attributable to Odyssey stockholders	$0.42	$0.27	$0.82	$0.54
Discontinued operations attributable to Odyssey stockholders	—	(0.01)	—	(0.02)

Net income attributable to Odyssey stockholders	$0.42	$0.26	$0.82	$0.52

Diluted:
Continuing operations attributable to Odyssey stockholders	$0.41	$0.27	$0.81	$0.54
Discontinued operations attributable to Odyssey stockholders	—	(0.01)	(0.01)	(0.02)

Net income attributable to Odyssey stockholders	$0.41	$0.26	$0.80	$0.52

For the three months ended June 30, 2010 and 2009, options outstanding of 125,248 and 1,580,485 were not included in the computation of diluted earnings per share because either the exercise prices of the options were greater than the average market price of the common stock or the total assumed proceeds under the treasury stock method resulted in negative incremental shares, and thus the inclusion would have been anti-dilutive. For the six months ended June 30, 2010 and 2009 anti-dilutive options outstanding were 264,184 and 1,580,485, respectively. In addition, there were 153,310 anti-dilutive shares relating to restricted stock awards that were not included in the computation of diluted earnings per share for the three and six months ended June 30, 2009. There were no anti-dilutive shares relating to restricted stock awards for the three and six months ended June 30, 2010.

9. Goodwill and Intangible Assets

The table below sets forth the changes in the carrying amount of goodwill by segment for the six months ended June 30, 2010 (in thousands):

	Northeast	Southeast	South Central	Midwest	Texas	Mountain	West	South	Southwest	Total
January 1, 2010	$9,370	$8,910	$24,572	$22,598	$37,567	$44,888	$7,630	$12,913	$23,318	$191,766
Acquisitions	—	—	—	624	—	—	—	—	—	624
Transfers	—	6,091	6,822	—	—	(44,888)	36,552	(12,913)	8,336	—

June 30, 2010	$9,370	$15,001	$31,394	$23,222	$37,567	$—	$44,182	$—	$31,654	$192,390

During the first quarter of 2010, the Company reorganized its operating segments to better align its hospice programs. As a result, the Company reallocated goodwill within its segments based on the relative fair value the hospice programs that make up the segment. In determining the fair value of a hospice program, the Company used multiples of EBITDA, which the Company believes correlates with what a market participant would be willing to pay for that program in the current market. Goodwill was then transferred from the old segment to the new segment based on the relative fair value of the hospice program transferred.

Intangible assets as of June 30, 2010 and December 31, 2009 consisted of the following:

	June 30, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-competition agreements	$2,305	$2,214	$2,305	$2,185
Licenses	11,195	—	11,195	—
Trademarks	7,235	—	7,235	—
Other	1,188	554	1,188	487

Totals	$21,923	$2,768	$21,923	$2,672

Intangible assets amortization expense was approximately $38,000 and $70,000 for the three months ended June 30, 2010 and 2009, respectively, and approximately $0.1 million for both the six months ended June 30, 2010 and 2009. Estimated intangible assets amortization expense is $0.1 million for 2010, 2011, 2012, 2013, and 2014. Actual future amortization expense could differ from these estimated amounts as a result of future acquisitions and other factors.

10. Other Accrued Expenses

Other accrued expenses at June 30, 2010 and December 31, 2009 were as follows:

	June 30, 2010	December 31, 2009
	(in thousands)
Workers’ compensation	$11,207	$10,172
Inpatient	6,902	6,705
Deferred rent	5,624	5,821
Pharmacy	799	851
Medical supplies and durable medical equipment	2,983	3,691
Property taxes	474	357
Medical director fees	770	671
Professional fees	4,179	3,721
Interest	1,096	1,123
Interest rate swap liabilities	1,177	—
Accounts receivable credit balances	4,509	2,338
Other	4,961	7,233

	$44,681	$42,683

11. Borrowings

At June 30, 2010, the Company had a credit agreement with General Electric Capital Corporation and various other lenders that provides the Company with a $130.0 million term loan (the “Term Loan”) and a $30.0 million revolving line of credit. The Term Loan was primarily used to pay a portion of the purchase price and costs incurred with respect to the acquisition of VistaCare, Inc. (“VistaCare”). The revolving line of credit may be used to fund future acquisitions, working capital, capital expenditures and for general corporate purposes. The borrowing capacity under the revolving line of credit is reduced by any outstanding letters of credit. At June 30, 2010, outstanding letters of credit totaled $9.9 million and are used as collateral for the Company’s self-insured insurance policies. As of June 30, 2010, the borrowing capacity under the revolving line of credit was $20.1 million, of which no amounts were drawn.

Borrowings under the Term Loan and revolving line of credit bear interest at an applicable margin above an Index Rate (based on the higher of the prime rate or 50 basis points over the federal funds rate) or above LIBOR. At both June 30, 2010 and December 31, 2009, the applicable term loan margin and the applicable revolver margin for LIBOR loans were 2.50% and for Index Rate loans were 1.50%. These margins are based on the Company’s leverage ratio and can vary from 2.50% to 3.25% for LIBOR loans and 1.50% to 2.25% for Index Rate loans.

In April 2008, the Company entered into two interest rate swap agreements described in note “12. Derivative Instruments and Hedging Activity” that effectively convert a notional amount of $60.0 million of floating rate borrowings to fixed rate borrowings.

Borrowings outstanding at June 30, 2010 were $110.5 million and carried a weighted-average interest rate of 4.4%, including the effect of the interest rate swaps. At June 30, 2010, $47.3 million of the Term Loan carried interest at LIBOR plus 2.50% (2.85%) while $40.0 million of the Term Loan carried interest at a fixed rate of 5.45% and $20.0 million of the Term Loan carried interest at a fixed rate of 5.92% as a result of interest rate swap agreements. The remaining $3.2 million of the Term Loan carried interest at the Index Rate plus 1.50% (4.75%).

Borrowings outstanding at December 31, 2009 were $115.2 million and carried a weighted-average interest rate of 4.3%, including the effect of the interest rate swaps. At December 31, 2009, $53.6 million of the Term

Loan carried interest at LIBOR plus 2.50% (2.73%) while $40.0 million of the Term Loan carried interest at a fixed rate of 5.45% and $20.0 million of the Term Loan carried interest at a fixed rate of 5.92% as a result of interest rate swap agreements. The remaining $1.6 million of the Term Loan carried interest at the Index Rate plus 1.50% (4.75%).

The final installment of the Term Loan will be due on February 28, 2014 and the revolving line of credit will expire on February 28, 2013. The revolving line of credit has an unused facility fee of 0.25% per annum. In connection with the acquisition of VistaCare, all of the subsidiaries of VistaCare (together with the Company, and certain of the Company’s subsidiaries, including VistaCare, the “Odyssey Obligors”) have become guarantors of the obligations under the credit agreement and have granted security interests in substantially all of their existing and after-acquired personal property. The Term Loan and the revolving line of credit are secured by substantially all of the Odyssey Obligors’ existing and after-acquired personal property, including the stock of certain subsidiaries owned by the Odyssey Obligors but not party to the credit agreement. The Odyssey Obligors are subject to affirmative and negative covenants under the credit agreement, including financial covenants consisting of a maximum leverage ratio and a minimum fixed charge coverage ratio. At both June 30, 2010 and December 31, 2009, the Company was in compliance with its financial covenants. The Company is subject to mandatory prepayments of principal based on cash proceeds received from the sale of partnership interests and property. During the third quarter of 2009, the Company paid $1.5 million related to mandatory prepayments of principal, which were based on cash proceeds received from the sale of the Oklahoma City program. In addition, the Company is subject to an annual excess cash flow requirement, which may result in the Company having to make additional principal payments on its Term Loan. This amount is calculated and payable at the end of each year based on full year financial results. Based on current and projected financial performance, the Company anticipates having to make an excess cash flow payment of approximately $20.7 million for the year ending December 31, 2010, which has been classified as a current liability on the Company’s consolidated balance sheet as of June 30, 2010. For the year ended December 31, 2009, the Company was obligated to make an excess cash flow payment of $29.3 million. During the first quarter of 2010, the Company’s lenders agreed to waive the required 2009 excess cash flow payment. This waiver allowed the Company to keep $29.3 million of excess cash on hand to fund its growth. There is no assurance such waiver can be obtained in the future. In the future, the Company may be required to make additional mandatory prepayments of principal which could be significant.

12. Derivative Instruments and Hedging Activity

The Company entered into an interest rate swap agreement during April 2008, which effectively converts a notional amount of $40.0 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expires in April 2011. Under the terms of the interest rate swap agreement, the Company receives from the counterparty interest on the $40.0 million notional amount based on three-month LIBOR and pays to the counterparty a fixed rate of 2.95%. The Company entered into a second interest rate swap agreement in April 2008, which effectively converts a notional amount of $20.0 million of floating rate borrowings to fixed rate borrowings. The term of the second interest rate swap also expires in April 2011. Under the terms of the interest rate swap agreement, the Company receives from the counterparty interest on the $20.0 million notional amount based on three-month LIBOR and pays to the counterparty a fixed rate of 3.42%. The Company accounts for the interest rate swaps as a cash flow hedge. These swaps effectively converted $60.0 million of the Company’s variable-rate borrowings to fixed-rate borrowings beginning in April 2008 and through April 2011. The Company believes the interest rate swaps will be highly effective in achieving the Company’s goal of minimizing the volatility of cash flows associated with changes in interest rates on its variable debt.

FASB ASC Topic 815, “Derivatives and Hedging” (formerly SFAS No. 133—“Accounting for Derivative Instruments and Hedging Activities”), requires companies to recognize all derivative instruments as either assets or liabilities at fair value on the balance sheet. In accordance with ASC Topic 815, the Company has designated this derivative instrument as a cash flow hedge. As such, changes in the fair value of the derivative instrument are recorded as a component of other comprehensive income or loss (“OCI”) to the extent of effectiveness. The ineffective portion of the change in fair value of the derivative instrument is recognized in interest expense.

The Company is exposed to credit losses in the event of nonperformance by the counterparties to the two interest rate swap agreements. Management believes that the counterparties are creditworthy and anticipates that the counterparties and the Company will satisfy all obligations under the contracts. As of June 30, 2010, the Company does not expect any amounts to be reclassified within the next twelve months to earnings from accumulated other comprehensive loss related to these cash flow hedges, however, if the pending Merger is completed all amounts due under the Company’s existing credit facility will be paid in full and the interest rate swaps will be terminated. In the event of an early termination of the interest rate swaps, a payment equal to the mark-to-market liability on the date of termination and any accrued interest will be owed by the Company. The termination would require the Company to reclassify any amounts relating to these cash flow hedges from accumulated other comprehensive loss to earnings.

The fair values of the Company’s interest rate swap agreements as presented in the consolidated balance sheets are as follows (in thousands):

	Liability Derivatives
	June 30, 2010		December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate swap agreements	Other Accrued Expenses	$1,177	Other Liabilities	$1,747

The effect of the interest rate swap agreements on the Company’s consolidated comprehensive loss, net of related taxes, for the three months ended June 30, is as follows (in thousands):

	Amount of Income/(Loss) Recognized in Other Comprehensive Income/(Loss)		Income/(Loss) Reclassified from Accumulated Other Comprehensive Loss to Earnings (effective portion)
	2010	2009	2010	2009
Derivatives designated as cash flow hedges:
Interest rate swap agreements	$249	$165	$—	$—

The effect of the interest rate swap agreements on the Company’s consolidated comprehensive loss, net of related taxes, for the six months ended June 30, is as follows (in thousands):

	Amount of Income/(Loss) Recognized in Other Comprehensive Income/(Loss)		Income/(Loss) Reclassified from Accumulated Other Comprehensive Loss to Earnings (effective portion)
	2010	2009	2010	2009
Derivatives designated as cash flow hedges:
Interest rate swap agreements	$355	$112	$—	$—

13. Fair Value of Financial Instruments

The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair values of the long-term debt are estimated using discounted cash flow analysis, based on the Company’s incremental borrowing rates for similar types of borrowing arrangements. Management estimates that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and certain other assets are not materially different from their fair values.

The Company categorizes its assets and liabilities recorded at fair value based upon the following fair value hierarchy established by the FASB:

•

Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 valuations use inputs other than actively quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The table below sets forth our fair value hierarchy for our interest rate swaps measured at fair value as of June 30, 2010 (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Interest rate swaps	$—	$—	$1,177	$1,177

The table below sets forth our fair value hierarchy for our ARS and interest rate swaps measured at fair value as of December 31, 2009 (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset:
Auction rate securities	$—	$—	$12,425	$12,425

Liabilities:
Interest rate swaps	$—	$—	$1,747	$1,747

To estimate the fair value of the ARS each quarter, the Company prepared a discounted cash flow analysis which is based on an income approach. The significant inputs used in the analysis include the following: par value of the ARS, maturity period, coupon rate, discount rate and liquidity risk premium rate. The Company used a maturity period of one year, which is when the Company estimated it would be able to liquidate these ARS at par. The coupon rate represents the interest rate being earned on the ARS as of the end of the most recent quarter. The discount rate is a combination of the coupon rate and liquidity risk premium rate and was used to reflect the current reduced liquidity of these ARS. The liquidity risk premium rate was calculated based on the U.S. treasury yields applicable to the ARS maturity dates as of the end of the most recent quarter. Changes in the fair value of the ARS were recognized, net of tax in accumulated other comprehensive income (loss). The ARS were liquidated at par during the second quarter of 2010. See note “14. Comprehensive Income.”

Also, at June 30, 2010, the Company had liabilities related to its interest rate swaps of approximately $1.2 million, before income taxes, that were measured at fair value on a recurring basis using the Level 3 valuation methodology. The fair value of the interest rate swaps were derived using a valuation model based on an income approach that calculates the present value of the anticipated future cash flows for both the floating and fixed legs of the swaps utilizing the contractual terms of the swap agreements and observable market-based inputs. The significant contractual inputs used in the valuation model include the following: period to maturity, amortization schedule and the fixed payment rate. The significant market-based inputs used in the valuation model include the following: interest rate curve, risk premium, implied volatility rate and spread for credit risks to evaluate the likelihood of default by the Company or its counterparties.

There were no significant transfers between Levels 1 and 2 during the six months ended June 30, 2010. In the event of a transfer, the Company’s policy is to recognize the transfer on the actual date of the event or change in circumstances that caused the transfer. The Company’s cash and cash equivalents are measured at fair value using the Level 1 valuation methodology.

The following table presents the changes in fair value of the Company’s Level 3 assets and liabilities for the three months ended June 30, 2010 (in thousands):

	Significant Unobservable Inputs (Level 3)
	ARS	Interest Rate Swaps
Balance at April 1, 2010	$12,434	$(1,578)
Unrealized gain included in other comprehensive income (loss), before tax	566	401
Sales of ARS	(13,000)	—

Balance at June 30, 2010	$—	$(1,177)

The following table presents the changes in fair value of the Company’s Level 3 assets and liabilities for the six months ended June 30, 2010 (in thousands):

	Significant Unobservable Inputs (Level 3)
	ARS	Interest Rate Swaps
Balance at January 1, 2010	$12,425	$(1,747)
Unrealized gain included in other comprehensive income (loss), before tax	575	570
Sales of ARS (transfer to Level 1)	(13,000)	—

Balance at June 30, 2010	$—	$(1,177)

14. Comprehensive Income

The FASB established guidelines for reporting changes in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income attributable to Odyssey stockholders includes the net change in the fair value of ARS and interest rate swaps, net of income tax, and is included as a component of Odyssey stockholders’ equity.

The components of comprehensive income, net of income tax, are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income	$14,207	$8,600	$27,859	$17,455
Other comprehensive income (loss), net of tax:
Unrealized gain on interest rate swaps(1)	249	165	355	112
Unrealized gain (loss) on ARS(2)	355	(74)	363	(153)

Total other comprehensive income (loss), net of tax	604	91	718	(41)

Comprehensive income	14,811	8,691	28,577	17,414
Less: comprehensive income attributable to noncontrolling interests	229	81	482	217

Comprehensive income attributable to Odyssey stockholders	$14,582	$8,610	$28,095	$17,197

(1)	Unrealized gain on interest rate swaps is recorded net of tax expense of $0.2 million for both the three and six months ended June 30, 2010 and $0.1 million for both the three and six months ended June 30, 2009.

(2)	Unrealized gain (loss) on ARS is recorded net of tax expense (benefit) of $0.2 million for both the three and six months ended June 30, 2010 and $(0.1) million for both the three and six months ended June 30, 2009.

The components of accumulated other comprehensive income (loss), net of income taxes, are as follows (in thousands):

	As of June 30, 2010	As of December 31, 2009
Unrealized loss on interest rate swaps	$(763)	$(1,118)
Unrealized loss on ARS	—	(363)

Accumulated other comprehensive loss	$(763)	$(1,481)

15. Effective Income Tax Rate

The Company’s provision for income taxes consists of current and deferred federal and state income tax expenses. The Company’s effective tax rate for the three months ended June 30, 2010 and 2009 was 39.0% and 36.2%, respectively. The Company’s effective tax rate for the six months ended June 30, 2010 and 2009 was 38.3% and 36.9%, respectively. The increase in the effective tax rate is related to a higher percentage of taxable earnings due to the Company’s increasing income before taxes and a decrease in employment related federal tax credits. The Company estimates that its effective tax rate for 2010 will be in the range of 38.0% to 38.5%.

The total provision for income taxes remains unchanged; however, the Company’s effective tax rate as calculated from the balances shown on the consolidated statements of income have changed as net income attributable to noncontrolling interests is no longer included as a deduction in the determination of income from continuing operations. The reconciliation of the effective income tax rate is as follows for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Statutory state and federal income tax rate	39.0%	36.2%	38.3%	36.9%
Less: net income attributable to noncontrolling interests	0.4	0.3	0.4	0.3
Effective income tax rate for controlling interest	38.6%	35.9%	37.9%	36.6%

16. Contingencies

On February 14, 2008, the Company received a letter from the Medicaid Fraud Control Unit of the Texas Attorney General’s office notifying the Company that it is conducting an investigation concerning Medicaid hospice services provided by the Company, including the Company’s practices with respect to patient admission and retention, and requesting medical records of approximately 50 patients served by the Company’s programs in the State of Texas. Based on the preliminary stage of this investigation and the limited information that the Company has at this time, the Company cannot predict the outcome of this investigation, the Texas Attorney General’s views of the issues being investigated, any actions that the Texas Attorney General may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources. The Company believes that it is in material compliance with the rules and regulations applicable to the Texas Medicaid hospice program.

On May 5, 2008, the Company received a letter from the United States Department of Justice (“DOJ”) notifying the Company that it is conducting an investigation of VistaCare and requesting that the Company provide certain information and documents related to its investigation of claims submitted by VistaCare to Medicare, Medicaid and TRICARE from January 1, 2003 through March 6, 2008, the date the Company completed the acquisition of VistaCare. The Company was informed that the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit was unsealed on October 5, 2009 and an amended complaint was served on the Company on January 28, 2010. The unsealed amended compliant also contained allegations regarding alleged violations of State laws in the States of Indiana, Massachusetts, Nevada, and New Mexico. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at this time. The Texas Attorney General also filed a notice of non-intervention with the court. While these actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action, the Company considers them to be positive developments. The Company continues to cooperate with the DOJ and the Texas Attorney General in their investigation of VistaCare. Based on the limited information that the Company has at this time, it cannot predict the outcome of the qui tam lawsuit or the related investigation, the DOJ’s or the Texas Attorney General’s views of the issues being investigated other than the DOJ’s and the Texas Attorney General’s notice declining to intervene in the qui tam action at this time, any actions that the DOJ or the Texas Attorney General may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

On January 5, 2009, the Company received a letter from the Georgia State Health Care Fraud Control Unit notifying the Company that it is conducting an investigation concerning Medicaid hospice services provided by VistaCare from 2003 through 2007, including VistaCare’s practices of providing or making available services related to patients’ terminal illnesses, and requesting certain documents. The Company is cooperating with the

Georgia State Health Care Fraud Control Unit and has complied with the document request. Based on the preliminary stage of this investigation and the limited information that the Company has at this time, the Company cannot predict the outcome of the investigation, the Georgia State Health Care Fraud Control Unit’s views of the issues being investigated, any actions that the Georgia State Health Care Fraud Control Unit may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

On February 2, 2009, the Company received a subpoena from the United States Department of Health and Human Services Office of Inspector General (“OIG”) requesting certain documents related to the United States Department of Justice’s (“DOJ”) and the OIG’s investigation of the Company’s provision of continuous care services to Medicare patients from January 1, 2004 through February 2, 2009. On September 9, 2009, the Company received a second subpoena from the OIG requesting medical records for certain Medicare patients who had been provided continuous care services by the Company during the same time period. The Company is cooperating with the DOJ and OIG and is in the process of complying with the subpoena requests. Based on the preliminary stage of this investigation and the limited information that the Company has at this time the Company cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

On March 5, 2009, the Company received a notice submitted on behalf of Ronaldo Ramos to the California Labor & Workforce Development Agency regarding his intent to file a claim for penalties pursuant to the California Private Attorney General Act for alleged violations of the California Labor Code. Ramos is a former employee of the Company and alleges that he and others similarly situated were improperly paid for on-call hours. His notice indicates that he intends to seek to recover unpaid wages, overtime, penalties, punitive damages, interest, and attorney’s fees. The Company is not aware of him filing a lawsuit. The Company believes that it has complied with all regulations at issue, and it intends to vigorously defend against the claims asserted. Because the matter is in its early stage, the Company cannot at this time estimate an amount or range of potential loss in the event of an unfavorable outcome.

The Company has been named in a collective action lawsuit filed on January 25, 2010, in the United States District Court Southern District of Texas Houston Division by Bobby Blevins, a former employee, alleging failure to pay overtime to a purported class of similarly situated hourly-paid current and former nurse employees. The plaintiff seeks to recover unpaid overtime compensation, damages and attorney fees. The Company believes that it has complied with all regulations at issue, and intends to vigorously defend against the claims asserted. Because of the early stage of this suit, the Company cannot at this time estimate an amount or range of potential loss in the event of an unfavorable outcome.

On February 23, 2010, the Company received an administrative subpoena for records from the OIG requesting various documents and certain patient records of one of its hospice programs relating to services performed from January 1, 2006 through December 31, 2009. The Company is cooperating with the OIG and has completed its subpoena production. Because of the preliminary stage of this investigation and the limited information that the Company has at this time the Company cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.

Three lawsuits have been filed in connection with the Merger. The first, filed on May 27, 2010, is captioned Pompano Beach Police & Firefighters’ Retirement System v. Odyssey Healthcare, Inc., et al., Cause No. CC-10-03561-E in the County Court at Law No. 5 in Dallas County, Texas. The second, filed on June 9, 2010, is captioned Eric Hemminger, et al. v. Richard Burnham, et al., Cause No. DC-10-06982, in the 14th Judicial District Court, Dallas County, Texas. The third, filed on July 7, 2010, is captioned Hansen v. Odyssey Healthcare, Inc., et al., Case 3:10-cv-01305-G in the United States District Court for the Northern District of Texas. All three suits name the Company, the members of the Company’s board of directors, Gentiva, and

Merger Sub as defendants. All three lawsuits are brought by purported stockholders of the Company, both individually and on behalf of a putative class of stockholders, alleging that the Company’s board of directors breached its fiduciary duties in connection with the Merger by failing to maximize stockholder value, and that the Company and Gentiva aided and abetted the purported breaches. The Pompano Beach Police and Firefighters suit seeks additional proxy disclosures regarding the Merger. The petitions each seek equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the Merger Agreement, and an award of all costs of the action, including reasonable attorneys’ fees. The Company believes none of the suits have merit.

From time to time, the Company may be involved in other litigation and regulatory matters relating to claims that arise in the ordinary course of its business. Although the ultimate liability for these matters cannot be determined, based on the information currently available to the Company, the Company does not believe that the resolution of these other litigation and regulatory matters to which the Company is currently a party will have a material adverse effect on the Company’s business, results of operations or liquidity.

17. Segment Information

The Company currently evaluates performance and allocates resources primarily on the basis of cost per day of care and income from continuing operations. From time to time, the Company may reorganize its operating segments to better align its hospice programs. During the first quarter of 2010, the Company reorganized the regions and restated the financial information presented below for current and prior periods. Prior periods have also been restated for the reclassification of discontinued programs to discontinued operations. The distribution by regions of the Company’s net patient service revenue, direct hospice care expenses, income (loss) from continuing operations before other income (expense) (which is used by management for operating performance review), average daily census and total assets are summarized in the following tables:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)
Net patient service revenue:
Northeast	$16,094	$15,434	$31,263	$30,843
Southeast	19,215	17,334	37,562	34,470
Southwest	18,359	19,182	36,402	38,967
South Central	29,852	27,621	57,881	54,140
Texas	32,473	31,866	64,516	62,520
Midwest	28,660	26,646	56,918	52,144
West	31,818	31,635	63,318	64,182
Support Center	(244)	577	(137)	561

	$176,227	$170,295	$347,723	$337,827

Direct hospice care expenses:
Northeast	$8,183	$8,766	$16,289	$17,384
Southeast	10,902	10,508	21,494	20,645
Southwest	10,130	11,584	20,382	23,026
South Central	18,128	17,250	34,796	33,698
Texas	19,190	19,627	38,377	38,951
Midwest	15,823	14,731	31,321	29,758
West	16,467	17,078	32,887	34,493
Support Center	(791)	(100)	(1,113)	(56)

	$98,032	$99,444	$194,433	$197,899

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)
Income from continuing operations before other income (expense):
Northeast	$4,903	$3,297	$8,929	$6,865
Southeast	4,864	2,846	8,859	5,757
Southwest	4,932	3,400	9,098	7,534
South Central	5,539	4,013	10,362	7,662
Texas	7,134	5,082	13,736	9,488
Midwest	7,798	6,909	15,161	11,479
West	9,516	7,959	18,736	16,592
Support Center	(20,102)	(17,934)	(37,033)	(33,896)

	$24,584	$15,572	$47,848	$31,481

Average Daily Census:
Northeast	1,168	1,134	1,146	1,143
Southeast	1,500	1,392	1,471	1,375
Southwest	1,340	1,462	1,335	1,468
South Central	2,111	1,955	2,066	1,928
Texas	2,366	2,377	2,370	2,361
Midwest	2,047	1,894	2,036	1,893
West	2,056	2,054	2,032	2,059

	12,588	12,268	12,456	12,227

	As of June 30, 2010	As of December 31, 2009
	(in thousands)
Total Assets:
Northeast	$20,689	$20,800
Southeast	27,019	28,995
Southwest	49,555	53,865
South Central	57,159	59,041
Texas	63,918	66,128
Midwest	54,345	54,033
West	64,342	63,233
Support Center	183,748	156,909

	$520,775	$503,004

18. Supplemental Guarantor and Non-Guarantor Financial Information

Gentiva anticipates that its guarantor subsidiaries, including Odyssey and certain of its subsidiaries, will be guarantors of debt securities which will be registered under the Securities Act of 1933 upon the exchange of the Senior Notes for substantially similar registered notes. The condensed consolidating financial statements presented below are provided pursuant to Rule 3-10 of Regulation S-X. Separate financial statements of each Odyssey subsidiary guaranteeing Gentiva’s debt securities are not presented because the guarantor subsidiaries are fully and unconditionally, jointly and severally liable under the guarantees, and are 100% owned by Odyssey.

The condensed consolidating financial statements include the balance sheet as of June 30, 2010 and December 31, 2009, statements of income for the three months and six months ended June 30, 2010 and 2009 and statements of cash flows for the six months ended June 30, 2010 and 2009 of (i) Odyssey, (ii) its guarantor subsidiaries, (iii) its non-guarantor subsidiaries and (iv) the eliminations necessary to arrive at the information for Odyssey on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of Odyssey.

	Condensed Consolidating Balance Sheet June 30, 2010 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$163,146	$—	$1,355	—	$164,501
Receivables, net	—	99,548	3,436	—	102,984
Income taxes receivable	—	4,023	—	—	4,023
Deferred tax assets	—	10,219	—	—	10,219
Prepaid expenses and other current assets	—	5,010	760	—	5,770

Total current assets	163,146	118,800	5,551	—	287,497
Property and equipment, net of accumulated depreciation	—	18,887	177	—	19,064
Deferred loan costs, net	—	2,669	—	—	2,669
Intangible assets, net	—	19,055	100	—	19,155
Goodwill	—	186,327	6,063	—	192,390
Investment in subsidiaries	230,301	6,329	—	(236,630)	—

Total assets	$393,447	$352,067	$11,891	$(236,630)	$520,775

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$2,352	$1,234	$—	$3,586
Current maturities of long-term debt	33,340	—	—	—	33,340
Other current liabilities	—	101,510	1,883	—	103,393

Total current liabilities	33,340	103,862	3,117	—	140,319
Long-term debt, less current maturities	77,128	—	—	—	77,128
Deferred tax liability	—	15,261	—	—	15,261
Other liabilities	—	2,643	44	—	2,687

Total Odyssey stockholders’ equity	282,979	230,301	6,329	(236,630)	282,979
Non controlling interest	—	—	2,401	—	2,401

Total equity	282,979	230,301	8,730	(236,630)	285,380

Total liabilities and equity	$393,447	$352,067	$11,891	$(236,630)	$520,775

	Condensed Consolidating Balance Sheet December 31, 2009 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$128,178	$—	$454	$—	$128,632
Receivables, net	—	107,823	2,770	—	110,593
Income tax receivable	—	352	—	—	352
Deferred tax assets	—	10,235	—	—	10,235
Prepaid expenses and other current assets	—	3,920	2,097	—	6,017

Total current assets	128,178	122,330	5,321	—	255,829
Property and equipment, net of accumulated depreciation	—	20,509	191	—	20,700
Deferred loan costs, net	—	3,033	—	—	3,033
Long term investments	—	12,425	—	—	12,425
Intangible assets, net	—	19,151	100	—	19,251
Goodwill	—	186,017	5,749	—	191,766
Investment in subsidiaries	235,775	6,194	—	(241,969)	—

Total assets	$363,953	$369,659	$11,361	$(241,969)	$503,004

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$2,914	$1,102	$—	$4,016
Current maturities of long-term debt	38,675	—	—	—	38,675
Other current liabilities	—	111,254	1,604	—	112,858

Total current liabilities	38,675	114,168	2,706	—	155,549
Long-term debt, less current maturities	76,527	—	—	—	76,527
Deferred tax liability	—	15,171	—	—	15,171
Other liabilities	—	4,545	52	—	4,597
Total Odyssey stockholders’ equity	248,751	235,775	6,194	(241,969)	248,751
Non controlling interest	—	—	2,409	—	2,409

Total equity	248,751	235,775	8,603	(241,969)	251,160

Total liabilities and equity	$363,953	$369,659	$11,361	$(241,969)	$503,004

	Condensed Consolidating Statement of Income For the Three Months Ended June 30, 2010 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net patient service revenue	$—	$170,557	$5,670	$—	$176,227
Operating expenses:
Direct hospice care	—	94,718	3,314	—	98,032
General and administrative — hospice care	—	30,753	1,160	—	31,913
General and administrative — support center	—	18,753	357	—	19,110
Provision for uncollectible accounts	—	877	—	—	877
Depreciation	—	1,643	30	—	1,673
Amortization	—	38	—	—	38

Income from continuing operations before other income (expense)	—	23,775	809	—	24,584
Interest expense, net	(1,319)	—	(12)	—	(1,331)
Equity in earnings of subsidiaries	14,771	250	—	(15,021)	—

Income from continuing operations before income taxes	13,452	24,025	797	(15,021)	23,253
Income tax benefit (provision)	526	(9,183)	(318)	—	(8,975)

Income from continuing operations	13,978	14,842	479	(15,021)	14,278
Loss from discontinued operations, net of income taxes	—	(71)	—	—	(71)

Net income	13,978	14,771	479	(15,021)	14,207
Less: Net income attributable to noncontrolling interests	—	—	229	—	229

Net income attributable to Odyssey shareholders	$13,978	$14,771	$250	$(15,021)	$13,978

	Condensed Consolidating Statement of Income For the Three Months Ended June 30, 2009 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net patient service revenue	$—	$165,441	$4,854	$—	$170,295
Operating expenses:
Direct hospice care	—	96,515	2,929	—	99,444
General and administrative — hospice care	—	33,068	1,063	—	34,131
General and administrative — support center	—	16,533	308	—	16,841
Provision for uncollectible accounts	—	2,612	(106)	—	2,506
Depreciation	—	1,698	33	—	1,731
Amortization	—	70	—	—	70

Income from continuing operations before other income (expense)	—	14,945	627	—	15,572
Interest expense, net	(1,432)	—	(53)	—	(1,485)
Equity in earnings of subsidiaries	9,380	264	—	(9,644)	—

Income from continuing operations before income taxes	7,948	15,209	574	(9,644)	14,087
Income tax benefit (provision)	571	(5,407)	(229)	—	(5,065)

Income from continuing operations	8,519	9,802	345	(9,644)	9,022
Loss from discontinued operations, net of income taxes	—	(422)	—	—	(422)

Net income	8,519	9,380	345	(9,644)	8,600
Less: Net income attributable to noncontrolling interests	—	—	81	—	81

Net income attributable to Odyssey shareholders	$8,519	$9,380	$264	$(9,644)	$8,519

	Condensed Consolidating Statement of Income For the Six Months Ended June 30, 2010 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net patient service revenue	$—	$336,410	$11,313	$—	$347,723
Operating expenses:
Direct hospice care	—	187,884	6,549	—	194,433
General and administrative — hospice care	—	62,414	2,193	—	64,607
General and administrative — support center	—	34,203	708	—	34,911
Provision for uncollectible accounts	—	2,348	62	—	2,410
Depreciation	—	3,353	65	—	3,418
Amortization	—	96	—	—	96

Income from continuing operations before other income (expense)	—	46,112	1,736	—	47,848
Interest expense, net	(2,678)	—	(24)	—	(2,702)
Equity in earnings of subsidiaries	28,986	547	—	(29,533)	—

Income from continuing operations before income taxes	26,308	46,659	1,712	(29,533)	45,146
Income tax benefit (provision)	1,069	(17,476)	(683)		(17,090)

Income from continuing operations	27,377	29,183	1,029	(29,533)	28,056
Loss from discontinued operations, net of income taxes	—	(197)	—	—	(197)

Net income	27,377	28,986	1,029	(29,533)	27,859
Less: Net income attributable to noncontrolling interests	—	—	482	—	482

Net income attributable to Odyssey shareholders	$27,377	$28,986	$547	$(29,533)	$27,377

	Condensed Consolidating Statement of Income For the Six Months Ended June 30, 2009 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net patient service revenue	$—	$327,993	$9,834	$—	$337,827
Operating expenses:
Direct hospice care	—	191,959	5,940	—	197,899
General and administrative — hospice care	—	65,749	2,182	—	67,931
General and administrative — support center	—	32,020	626	—	32,646
Provision for uncollectible accounts	—	4,826	43	—	4,869
Depreciation	—	2,789	71	—	2,860
Amortization	—	141	—	—	141

Income from continuing operations before other income (expense)	—	30,509	972	—	31,481
Interest expense, net	(3,151)	—	(53)	—	(3,204)
Equity in earnings of subsidiaries	19,132	335	—	(19,467)	—

Income from continuing operations before income taxes	15,981	30,844	919	(19,467)	28,277
Income tax benefit (provision)	1,257	(11,237)	(367)		(10,347)

Income from continuing operations	17,238	19,607	552	(19,467)	17,930
Loss from discontinued operations, net of income taxes	—	(475)	—	—	(475)

Net income	17,238	19,132	552	(19,467)	17,455
Less: Net income attributable to noncontrolling interests	—	—	217	—	217

Net income attributable to Odyssey shareholders	$17,238	$19,132	$335	$(19,467)	$17,238

	Condensed Consolidating Statement of Cash Flows For the Six Months Ended June 30, 2010 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by operating activities	$2,112	$20,916	$2,537	$—	$25,565

INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	—	(566)	—	—	(566)
Sales of auction rate securities	13,000	—	—	—	13,000
Purchases of property and equipment, net	—	(1,753)	(51)	—	(1,804)

Net cash provided by (used in) investing activities	13,000	(2,319)	(51)	—	10,630

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,460	—	—	—	2,460
Payments on credit facility	(4,734)	—	—	—	(4,734)
Net payments related to intercompany financing	19,088	(18,597)	(491)	—	—
Other financing activities	3,042		(1,094)	—	1,948

Net cash used in financing activities	19,856	(18,597)	(1,585)	—	(326)

Net change in cash and cash equivalents	34,968	—	901	—	35,869
Cash and cash equivalents at beginning of period	128,178	—	454	—	128,632

Cash and cash equivalents at end of period	$163,146	$—	$1,355	$—	$164,501

	Condensed Consolidating Statement of Cash Flows For the Six Months Ended June 30, 2009 (In thousands)
	Odyssey HealthCare	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$925	$20,955	$(350)	$—	$21,530

INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	—	(205)	—	—	(205)
Purchases of property and equipment, net	—	(3,351)	—	—	(3,351)

Net cash used in investing activities	—	(3,556)	—	—	(3,556)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	43	—	—	—	43
Payments on credit facility	(3,197)	—	—	—	(3,197)
Net payments related to intercompany financing	16,977	(17,399)	422	—	—
Other financing activities	(156)	—	—	—	(156)

Net cash provided by (used in) financing activities	13,667	(17,399)	422	—	(3,310)

Net change in cash and cash equivalents	14,592	—	72	—	14,664
Cash and cash equivalents at beginning of period	55,589	—	454	—	56,043

Cash and cash equivalents at end of period	$70,181	$—	$526	$—	$70,707